Exhibit 10.2

LIFETIME BRANDS, INC.

AMENDED AND RESTATED 2000 LONG-TERM INCENTIVE PLAN

Deferred Stock (Performance-Vesting) Grant Certificate

This Grant Certificate evidences an award (the “Award”) of Deferred Stock pursuant to the Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”) of Lifetime Brands, Inc. (the “Company”) to the individual whose name appears below (the “Grantee”), pursuant to the provisions of the Plan and on the express terms and conditions set forth in the attached Exhibit A and, if applicable Exhibit B, which are hereby incorporated by reference. Capitalized terms not otherwise defined herein or in the attached exhibits shall have the meanings ascribed thereto in the Plan:

1.	Name of Grantee:

2.	Grant Date:

3.	Performance Period:

4.	Performance Goals: As further described in Paragraph 6 below, % of the Deferred Stock subject to the Award shall vest based on Net Sales (the “Net Sales Units”), and % of the Deferred Stock subject to the Award shall vest based on Adjusted EBITDA (the “EBITDA Units”).

5.	Vesting Schedule: Except as provided in Paragraphs 3 and 4 of Exhibit A, the vesting of the Deferred Stock is contingent upon (a) the Company’s achievement of the Performance Goals during the Performance Period and (b) the Grantee’s continued employment with the Company, a Parent, or a Subsidiary through the end of the Performance Period. Any Deferred Stock that does not become vested as provided in this Paragraph 5 or Paragraphs 3 and 4 of Exhibit A shall be forfeited.

6.	Number of Units of Deferred Stock:

Subject to the terms and conditions of this Grant Certificate, the number of units which shall vest pursuant to the Award shall be based upon the Company’s achievement of the Performance Goals, as set forth below:

The number of Net Sales Units that shall vest are:

Performance	Threshold	Target	Maximum
Net Sales
Payout (in units)

The number of EBITDA Units that shall vest are:

Performance	Threshold	Target	Maximum
Adjusted EBITDA
Payout (in units)

For both Net Sales Units and EBITDA Units, payouts between Threshold and Target performance and between Target and Maximum performance will be determined by linear interpolation.

The number of units of Deferred Stock that vest pursuant to achievement of the Performance Goals shall be the sum of the Net Sales Units and the EBITDA Units that vest in accordance with this Paragraph 6.

The terms of the Plan are hereby incorporated by reference. This Grant Certificate and the Plan constitute the entire understanding between the Grantee and the Company regarding the Deferred Stock. Any prior agreements, commitments or negotiations concerning the Deferred Stock are hereby superseded. For the avoidance of doubt, this Grant Certificate and the Plan supersede the terms of any employment agreement between the Grantee and the Company which relate to the Deferred Stock.

By signing this Grant Certificate, the Grantee agrees to be bound by the terms of the Plan and this Grant Certificate (including the exhibits attached hereto) and further agrees that all of the decisions and determinations of the Committee with respect to this Award shall be conclusive and binding.

LIFETIME BRANDS, INC.		Agreed to and Accepted by:

By:
Jeffrey Siegel
	Chairman of the Board and Chief Executive Officer	Grantee

EXHIBIT A

Terms and Conditions of Deferred Stock (Performance-Vesting)

1.	Right to Shares: Each unit of Deferred Stock represents the right to receive one share of the Company’s common stock (“Stock”) on the terms and conditions set forth in this Grant Certificate and in the Plan.

2.	Delivery of Shares: Except as otherwise provided in Paragraph 4 below, a number of shares of Stock equal to the number of units of Deferred Stock that become vested shall be issued in the Grantee’s name following the last day of the Performance Period, but no later than March 15 immediately following the last day of the Performance Period. Delivery of shares shall not occur until after the Committee certifies achievement of the Performance Goals. Prior to the delivery of shares in settlement of the Deferred Stock, the Grantee shall have no rights as a stockholder with respect to the shares underlying the Deferred Stock.

3.	Termination of Service: In the event of the termination of the Grantee’s employment prior to the last day of the Performance Period, the Grantee shall forfeit any unvested Deferred Stock and shall not have any right to payment in respect thereof, unless otherwise provided in this Paragraph 3 or Paragraph 4 below.

(a)	If the Grantee’s employment terminates prior to the last day of the Performance Period on account of death, Disability, Retirement or termination of the Grantee’s employment by the Company or any Parent or Subsidiary without Cause or on account of the Company’s failure to renew an employment agreement between the Grantee and the Company or any Parent or Subsidiary, if any, or by the Grantee for Good Reason, a pro-rated portion of the Grantee’s Deferred Stock will vest at the end of the Performance Period, to the extent the Performance Goals are met. The pro rata portion will be determined by multiplying the number of units of Deferred Stock that would have vested if the Grantee continued in employment until the last day of the Performance Period by a fraction, the numerator of which is the number of the Grantee’s days of service during the Performance Period and the denominator of which is the number of days in the Performance Period. Any units of Deferred Stock that vest pursuant to this Paragraph 3 shall be settled in accordance with Paragraph 2. For purposes of this Grant Certificate, Disability shall have the meaning set forth in any employment agreement between the Grantee and the Company or any Parent or Subsidiary; provided that, if no such agreement exists or such agreement does not contain a definition of Disability, Disability shall have the meaning determined by the Committee. For purposes of this Grant Certificate, Retirement shall have the meaning determined by the Committee.

(b)	If the Grantee’s employment is terminated for Cause, whether before or after the last day of the Performance Period, the Deferred Stock shall immediately be forfeited and the Grantee shall not have any right to payment in respect thereof.

4.	Change in Control: If a Change in Control occurs during the Performance Period, the Deferred Stock shall become payable as described in this Paragraph 4; provided that, the Committee may take such other actions with respect to the Deferred Stock as it deems appropriate pursuant to the Plan.

(a)

If (i) a Change in Control occurs prior to the last day of the Performance Period, (ii) the Grantee remains in employment through the Change in Control, and (iii) there is no Replacement Award with respect to this Award, then the Grantee shall be entitled to receive, as of the date of the Change in Control, a pro-rated payout with respect to this Award, which shall be equal to the number of units of Deferred Stock which would have vested based on actual Net Sales and Adjusted EBITDA through the day immediately preceding the Change in Control, as adjusted in good faith by the Committee to account for the reduced Performance Period, multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period prior to the Change in Control and the denominator of which is the number of days in the Performance Period. Any units of Deferred Stock that vest pursuant to this Paragraph 4(a) shall be settled within 60 days following the Change in Control.

(b)	If (i) the Grantee’s employment terminates prior to the last day of the Performance Period on account of death, Disability, Retirement, or termination of the Grantee’s employment by the Company or any Parent or Subsidiary without Cause or on account of the Company’s failure to renew an employment agreement between the Grantee and the Company or any Parent or Subsidiary, if any, or by the Grantee for Good Reason and (ii) a Change in Control subsequently occurs prior to the last day of the Performance Period, then in lieu of the vesting set forth in Paragraph 3(a), a pro-rated portion of the Grantee’s Deferred Stock will vest as of the date of the Change in Control, which shall be equal to the number of units of Deferred Stock which would have vested based on actual Net Sales and Adjusted EBITDA through the day immediately preceding the Change in Control, as adjusted in good faith by the Committee to account for the reduced Performance Period, multiplied by a fraction, the numerator of which is the number of the Grantee’s days of service during the Performance Period and the denominator of which is the number of days in the Performance Period.

(c)	If a Change in Control occurs, and there is a Replacement Award with respect to this Award, such Replacement Award shall have terms and conditions consistent with Section 8(a) of the Plan; provided that, upon the Grantee’s involuntary termination of employment by the Company other than for Cause (and not due to Disability), or the Grantee’s termination of employment for Good Reason (if applicable), occurring on or during the period of 24 months after the Change in Control, the Replacement Award, to the extent not vested and unrestricted as of such termination of employment, shall become fully vested as though target performance was achieved both with respect to the Net Sales Units and the EBITDA Units.

5.	Rights as Stockholder: The Deferred Stock shall be subject to the vesting requirements and other restrictions as provided in this Grant Certificate. Upon the delivery of shares of Stock under this Grant Certificate after vesting, the Grantee shall have all the rights of a stockholder with respect to such shares of Stock, including, but not limited to, the right to vote such shares of Stock and to receive all dividends and other distributions paid with respect to them.

6.	Dividend Equivalents: Each unit of Deferred Stock subject to the Award shall include a corresponding Dividend Equivalent for one share. The Dividend Equivalents shall be subject to the same vesting requirements and forfeiture provisions as the Deferred Stock, and shall be settled in the form of a cash payment or in shares of Stock, as determined by the Committee, at the same time that the corresponding vested unit of Deferred Stock is settled as provided in this Grant Certificate. For the avoidance of doubt, the Grantee shall receive payment in respect of a Dividend Equivalent only to the extent that the related unit of Deferred Stock is settled.

7.	Non-Transferability: The Deferred Stock and the rights related thereto are not transferable by the Grantee except by will or the laws of descent and distribution or to a Beneficiary in the event of the Grantee’s death, and shall not be pledged, mortgaged, hypothecated or otherwise encumbered, or otherwise subject to the claims of creditors. Any attempt by the Grantee to dispose of the Deferred Stock in any such manner shall result in the immediate forfeiture of the Deferred Stock.

8.	Company Policies: The Deferred Stock, the Dividend Equivalents, and any rights related thereto shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

9.	Additional Definitions: For purposes of the Award, Adjusted EBITDA shall mean the consolidated earnings of the Company before interest, taxes, depreciation, amortization, equity in earnings of investees (before local and US income taxes) and shall exclude, to the extent otherwise included therein, (including in equity in earnings of investees): all costs or charges associated with refinancings, restructurings, write-downs, impairments, closures, consolidations, divestitures, strategic initiatives and items associated with acquisitions, including, but not limited to, earn-outs and bargain purchase gains. For purposes of the Award, Net Sales shall mean net sales, as presented in the Company’s annual audited consolidated financial statements.

10.	Tax Matters: Shares of Stock and any cash delivered pursuant to this Grant Certificate will be taxable to the Grantee as ordinary income, subject to wage-based withholding and reporting. The Company will satisfy this withholding obligation in accordance with Section 9(d) of the Plan. All payments of cash and shares pursuant to this Grant Certificate are intended to comply with Section 409A of the Code or an exemption thereunder. Notwithstanding any provision of this Grant Certificate, in the event that a Change in Control occurs and such Change in Control does not constitute a “change in control event” for purposes of Section 409A of the Code, then to the extent required by Section 409A of the Code, payments pursuant to the Award shall be made following December 31, , but no later than March 31, .

11.	Exhibit B: Notwithstanding any provisions in this Grant Certificate, the Deferred Stock and any rights related thereto shall be subject to any special terms and conditions set forth in any additional Exhibits to this Grant Certificate for the Grantee’s country of residence or employment. Moreover, if the Grantee’s employment or residence is relocated to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to the Grantee, to the extent Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Exhibit B constitutes part of the Grant Certificate.

12.	Delivery of Documents: A copy of the Plan, and other materials required to be delivered or made available to the Grantee, will be delivered or made available electronically, provided that upon request of the Grantee, the Company will deliver to the Grantee paper copies of such materials.

EXHIBIT B

Non-US Terms and Conditions of Deferred Stock (Performance-Vesting)